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DUSA PHARMACEUTICALS, INC.
FOR IMMEDIATE RELEASE

                       DUSA PHARMACEUTICALS RAISES $7.5 MM
                             IN A PRIVATE PLACEMENT

         TORONTO, ONTARIO, JANUARY 14, 1999 - DUSA Pharmaceuticals, Inc., (NASDAQ NMS: DUSA), today reported that a private placement offering of a total of 1,500,000 shares of its unregistered common stock has been fully subscribed for by existing and new institutional and other accredited investors. The shares were sold at $5.00 US per share, which represents a 15.6% discount to the average closing price over the past 6 weeks. The closing will take place within the next several days according to the terms of the offering.

         The securities have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

         DUSA will use the funds to raise the company's working capital position to approximately two years of funds at current annual spending levels; to continue the manufacturing scale-up and commercialization of its lead product, Levulan(R) Photodynamic Therapy for actinic keratoses (AK) during FDA review of the Company's NDA; to advance development of Levulan(R) Photodetection for bladder cancer program and other potential products and in order to enhance the Company's ongoing dermatology partnering discussions.

         DUSA Pharmaceuticals, Inc. is a development stage pharmaceutical company engaged primarily in the development of Levulan(R) Photodynamic Therapy
(PDT) and Photodetection (PD) for multiple medical indications. PDT and PD utilize light-activated compounds such as Levulan(R) to induce a therapeutic or detection effect. DUSA is a world leader in topically or locally applied PDT and PD. The company has filed a New Drug Application (NDA) with the US Food and Drug Administration (FDA) for its lead indication, pre-cancerous actinic keratoses of the face and scalp.

         Except for historical information, this news release contains certain forward-looking statements that involve known and unknown risk and uncertainties, which may cause actual results to offer materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to the use of funds raised in the private placement. Such risks and uncertainties include, but are not limited to the results of clinical trials, whether the Company's NDA filing will receive marketing approval, the status of its patents and proprietary protection, reliance on third parties to manufacture (in compliance with FDA regulations), uncertainties regarding the marketing of its products and whether a marketing alliance will be consummated, unanticipated expenses relating to potential regulatory requests, the availability of funds for ongoing operations and further development activities and other risks detailed from time to time in the Company's United States Securities and Exchange Commission (SEC) filings.

For further information contact DUSA Pharmaceuticals, Inc.
D. Geoffrey Shulman, MD, FRCPC, President & CEO Tel: (416) 363-5059


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